                                                                  Exhibit 10.32





                     AMERICAN FEDERATION OF TELEVISION AND
                             RADIO ARTISTS (AFTRA)



                                      and



                                    WTOV-TV








                                January 29, 1999

                               TABLE OF CONTENTS



AFTRA/WTOV-TV MINIMUM BASIC AGREEMENT FOR NEWSROOM EMPLOYEE - 1999-2002......................1
         1.       BARGAINING UNIT............................................................1
                  (a)      Unit:.............................................................1
                  (b)      Temporary Employees:..............................................1
                  (c)      Probationary Period:..............................................2
         2.       REPRESENTATION.............................................................2
         3.       UNION SHOP.................................................................2
         4.       ADMISSION TO PREMISES......................................................2
         5.       MINIMUM TERMS: WAIVERS.....................................................3
         6.       DISCRIMINATION.............................................................3
         7.       MANAGEMENT RIGHTS/RULES REGULATIONS........................................3
                  Individual Agreements......................................................4
         8.       ARBITRATION................................................................5
         9.       NO STRIKE CLAUSE...........................................................6
         10.      SECONDARY STRIKE...........................................................6
         11.      GOVERNMENTAL REGULATIONS...................................................6
         12.      TERM OF AGREEMENT..........................................................7
         13.      TITLE OF AGREEMENT.........................................................7
         14.      WORK WEEK..................................................................7
         15.      OVERTIME...................................................................8
         16.      MEAL PERIOD................................................................8
         17.      REST  BETWEEN STAFF STRETCHES..............................................8
         18.      STAFF DUTIES...............................................................9
                  Reporter:..................................................................9
                  Videographer:.............................................................10
                  Anchor/Reporter/Producer..................................................10
                  Weather and Sports Anchors:...............................................11
                  Producers.................................................................11
         19.      HAZARDOUS WORK AND ASSIGNMENTS............................................12
         20.      TRAVELING TIME AND EXPENSE................................................12
         21.      VACATIONS AND HOLIDAYS....................................................12
                  A.       Vacations:.......................................................12
                  B.       Holidays:........................................................13
         22.      TERMINATION OF EMPLOYMENT.................................................14
         23.      LAYOFFS...................................................................15
         24.      LEAVE OF ABSENCE..........................................................15
         25.      FAMILY AND MEDICAL LEAVE..................................................15



         26.      RE-EMPLOYMENT AFTER MILITARY SERVICE......................................16
         27.      OUTSIDE EMPLOYMENT........................................................16
         28.      SICK LEAVE AND FUNERAL LEAVE..............................................16
         29.      JURY DUTY.................................................................17
         30.      HEALTH BENEFITS...........................................................17
         31.      DEFERRED INCOME PLAN......................................................18
         32.      SALARIES..................................................................18
                  MINIMUM WEEKLY ENTRY LEVEL SALARIES FOR NEW
                    EMPLOYEES (HIRED AFTER JANUARY 29, 1996)................................18
                  STORY FEES................................................................19
         33.      PART-TIME NEWSPERSONS.....................................................19
         34.      NOTIFICATION TO AFTRA.....................................................20
         35.      PERFORMANCE BY NONBARGAINING UNIT PERSONNEL...............................20
         36.      CHECK-OFF.................................................................20
         37.      TRANSFER OF OWNERSHIP.....................................................20
         38.      COMPLETE AGREEMENT........................................................21
         39.      LAWS OF OHIO..............................................................21
         40.      RATIFICATION..............................................................21

                     AFTRA/WTOV-TV MINIMUM BASIC AGREEMENT
                       FOR NEWSROOM EMPLOYEE - 1999-2002



         AGREEMENT made as of January 29, 1999, between AMERICAN FEDERATION OF TELEVISION AND RADIO ARTISTS, and its PITTSBURGH LOCAL, a voluntary association organized and existing under the State of New York and having its principal offices at 260 Madison Avenue, New York, New York 10016 (hereinafter called "AFTRA"), and STC BROADCASTING CO. , owner of WTOV-TV, located in Steubenville, Ohio (hereinafter called "COMPANY" or WTOV-TV).

         In consideration of the covenants and agreements herein contained. it is agreed as follows:

1.       BARGAINING UNIT

         (A)      UNIT:

                  This Agreement applies to all full-time and regular part-time newsroom employees now and hereinafter employed by the Company at WTOV-TV (herein called "newspersons") excluding all office clerical employees, interns, the assistant news director/executive producer, the assignment editor/executive producer, non-news professional employees, supervisors as defined in the Labor Management Act, as amended, and all other non-news employees. The Company warrants it is the sole owner and operator of station WTOV-TV.

         (B)      TEMPORARY EMPLOYEES:

                  A temporary employee is one hired by the Company to accommodate temporary openings resulting from promotions, terminations, vacations, leaves of absence, extended illnesses or significant or unexpected fluctuations in the work load not to exceed ninety (90) days unless extended by mutual agreement which consent shall not be reasonably withheld. Temporary employees hired by the Company, who subsequently are hired as regular employees within thirty
                  (30) days beyond the ninety (90) days shall accrue seniority as of temporary hire. Temporary employees shall be covered by all terms of this Agreement except for protection relating to just cause for discipline or discharge, "fringe benefits", i.e., medical insurance, sick-leave, vacation, etc. and shall not be covered by the union shop provision until they become employees. Temporary employees shall not be hired to permanently replace regular full or part-time bargaining unit employees and shall be laid-off before any regular seniority employees in the same classification can be laid off. Overtime will be offered to regular full-time and part-time employees in the same classification before any temporaries.

         (C)      PROBATIONARY PERIOD:

                  New employees shall work under the provision of this Agreement but shall be employed on a trial basis for ninety
                  (90) days. This period may be extended by the mutual agreement of the Company, AFTRA and the individual employee. During the probationary period, the employee may be terminated with or without cause and without recourse to the grievance and arbitration machinery.

2.       REPRESENTATION

         AFTRA warrants, represents and agrees that it represents for collective bargaining purposes, a majority of the newspersons employed by the Company at WTOV-TV. Upon such warranties, representations and agreements by AFTRA, the Company hereby recognizes AFTRA as the exclusive collective bargaining agency.

3.       UNION SHOP

         (A) It is agreed that during the term of this Agreement, the Company will employ and maintain in its employment, only such newspersons covered by this Agreement as are members of AFTRA in good standing or as shall make application for membership not later than thirty (30) days after the date of hiring as such, or the effective date of this Agreement, whichever is later.

         (B) The provisions of this paragraph shall be subject to the Labor Management Relations Act, as amended.

         (C) AFTRA agrees that it is and will continue to be an open union and that it will keep its membership rolls open and will admit to membership all eligible newspersons engaged by the Company. AFTRA agrees not to impose unreasonable entrance fees or dues upon its members.

         (D) The union shop provision of this Section and other terms of this Agreement shall not apply to interns who are college students working at the station as part of a credit-bearing course provided that such interns shall not be used to permanently replace any bargaining unit member or position and provided further that no more than five (5) interns may be engaged at any one time.

4.       ADMISSION TO PREMISES

         (A) Any duly authorized and accredited representative of AFTRA shall be admitted to the premises of the Company at reasonable times to check the performance by the Company of this Agreement; but such checking shall be done so as not to interfere with the conduct of the Company's business and after making an appointment with the Station's Management for this purpose. No more than two such representatives shall be admitted for this purpose.

         (B) The Company agrees that only the following persons and no others shall be recognized to represent AFTRA for purposes of administering this Agreement or for any other purpose:
                  National Executive Secretary, Pittsburgh Local Executive Secretary, National Representative and such other person as AFTRA may designate hereafter by written notice to the Company. The Company agrees that AFTRA shall have no liability by reason of or responsibility for the actions of any other than those herein designated.

5.       MINIMUM TERMS: WAIVERS

         The Company agrees that the minimum terms and conditions governing the employment of newspersons by the Company are those contained in this Agreement and the Company agrees that, except as permitted by this Agreement, it will not enter into any contract with, or employ any newsperson upon terms and conditions less favorable to the newsperson than those set forth herein. The parties further agree that nothing in this Agreement shall be deemed to prevent any newsperson from negotiating for or obtaining better terms than the minimum terms provided for herein. The Company agrees not to reduce such terms and conditions during the course of the newsperson's personal service agreement. The Company agrees not to require any newsperson to do any act that would violate any internal rule of AFTRA, as long as such rule of AFTRA is not inconsistent with or violative of any term or provision of this Agreement.

6.       DISCRIMINATION

         Both the Company and the Union subscribe to the principle that there should be no discrimination against any person because of race, creed, color, national origin, religion, sex, age, veteran status or disability, to the extent prohibited by applicable federal, state or local law.

7.       MANAGEMENT RIGHTS/RULES REGULATIONS

         The Company, except as they clearly and explicitly abridged by any provision of this Agreement, reserves and retains exclusively all of its normal and inherent rights with respect to the management of the business, whether exercised or not, including, but not limited to, its rights to determine, and from time to time redetermine, the number, location and types of its operations and locations, and the methods, processes, and materials to be employed, to introduce new and improved methods; to discontinue conduct of its business or operations in whole or in part; to select and direct the working forces in accordance with the requirements determined by management to be necessary to the orderly, efficient and economical operation of the business, such measures to be administered without discrimination against any

         Employee; management reserves the right to maintain and require methods of record keeping, provided exercise of such rights shall not be in violation of other articles contained within this Agreement. The Company's right to terminate employment or otherwise discipline for just cause shall include, but not to be limited to, the right to terminate or discipline employees for possession or use of alcohol or illegal drugs on Company premises or working under their influence or refusing to submit to a blood or urine test to determine such influence if the Company has reasonable cause to believe that the employee has reported to work or is working under their influence. (In the testing procedure, the parties shall designate a testing laboratory and the employee shall be permitted to submit a split sample. Employees who test positive on the first incident shall be entitled to enroll in a rehabilitation program on a leave of absence instead of discharge.)

         INDIVIDUAL AGREEMENTS

         The Employer shall have the right to bargain, and execute individual employment agreements, with covered newspersons. Such agreements shall not provide for wages and benefits less favorable than those provided for in this Agreement, but such agreements may provide for restrictive covenants, i.e. non-compete clauses, expiration dates, and such other terms and conditions acceptable to the individual newsperson and the Company.

         As of July 1, 1998, and continuing thereafter, if the Station chooses to enter into a personal service contract with an employee covered by the Collective Bargaining Agreement providing a base salary of $25,000 or more per year, such personal service contract will provide that the employee will be eligible for compensation for services beyond 40 hours per week, but may also provide that the parties to the personal service contract expressly agree, on an annual basis, to credit against such claims of overtime any, or all, of the following items which may be separately negotiated in the personal service contract:

                  a. Any annual incentive bonus which is actually paid to the employee.

                  b. Any signing bonus (prorated for the number of years covered by the signing bonus as it relates to the term of the contact).

                  c. Any special airfare, transportation or other such special financial "perks" which have value as compensation.

                  d. Any additional paid vacation or personal leave days allowed and used under such personal service contract which are greater in number than the amount the employee would have received under the AFTRA Agreement.

         Any, all or none of the above items can be used as credit (on a dollar-for-dollar basis) against overtime payments based on the agreement of the parties. Such personal service contract must provide for the above provisions, in writing, in order for the Station to apply such credits against any claims of overtime.

         In the event that the Station enters into a personal service contract with an employee covered by the AFTRA Agreement, and such personal service contract provides for a salary of an amount less than $25,000 per year, such personal service contract shall provide for the payment of overtime for such excess hours actually worked. Any other extra compensation items such as those noted above, which may be contained in the separately negotiated personal service agreement shall not be allowed as a credit against overtime payments.

8.       ARBITRATION

         In the event there should be any controversy or dispute arising with respect to the interpretation or breach of this contract between AFTRA and the Company, AFTRA and the Company agree promptly and in good faith, to attempt to settle such dispute amicably. In the event that they are unable to do so, any such controversy or dispute shall be submitted in writing specifying the specific provision of the Agreement allegedly breached and the relief sought. If the controversy or dispute continues it shall be settled by arbitration, each party bearing half the expense of the arbitrator, the hearing room and transcript when requested by both parties. Enforcement of the award may be obtained in the federal court having jurisdiction.

         In referring the matter to arbitration, the aggrieved party shall be required within thirty (30) days after the acts or conduct that gave rise to the dispute, to request under the then current Voluntary Labor Arbitration Rules of the Federal Mediation and Conciliation Services (Pittsburgh Office) a list of available arbitrators, and if possible, the parties shall select a mutually agreeable arbitrator from this list using the mutual strike-off procedure with the Union proceeding first. A final decision of the arbitrator shall be made speedily, shall be transmitted in writing by registered mail to the parties, such decision shall be binding upon both parties and each of them will promptly comply. AFTRA will aid the enforcement of any awards against its members by appropriate disciplinary action. The powers of the arbitrator are specifically limited to a determination of the meaning or the application of this Agreement including the arbitration clause and he shall have no power to modify or amend this Agreement nor to render a decision finding a violation of this Agreement unless it is based on a specific provision of this Agreement, nor to rule on the merits of any dispute which is not submitted in the format and time limits specified herein.

         Nothing herein contained shall prohibit the Company and newsperson from resolving their dispute on an individual basis so long as it does not create a precedent binding on AFTRA or other employees before any grievance is filed

9.       NO STRIKE CLAUSE

         (A) AFTRA agrees that during the term of this contract and any extension thereto and unless the Company is refusing to comply with a final arbitration award rendered hereunder, newspersons will perform their obligations hereunder and will not strike against, picket, refuse to cross a picket line, boycott nor withhold any services from the Company.

         (B) The Company agrees there will be no lock-out of newspersons during the term of this Agreement and any extension thereto.

10.      SECONDARY STRIKE

         In no case shall newspersons strike against, picket or boycott nor withhold any services from the Company by reason of the reception, broadcast and transmission by the Company of programs which persons are used who are employed by others than the Company, irrespective of whether such programs originate at a point at which AFTRA or others are striking, or are broadcast over the Company's facilities on behalf of a sponsor or agency against whom AFTRA or others are striking.

         The Company agrees that in the event AFTRA is striking on behalf of members (not limited provided in Paragraph 1 hereof), performing duties at any radio or television station, the Company will not, without the consent of AFTRA, require its newspersons to render services in programs excess of the number of programs that are normally made available to such station, where such excess broadcasting involves the services of newspersons is designed to replace broadcasts which would, in the absence of such strike, be of local origination at the station where such strike exists.

         The Company further agrees that newspersons shall not be required to go to any other Company station where an authorized strike is in progress.

11.      GOVERNMENTAL REGULATIONS

         This Agreement and all of its provisions are subject to the rules, regulations and orders of the Federal Communications Commission or any other governmental body having jurisdiction over the Company's broadcasting license for Station WTOV-TV.

12.      TERM OF AGREEMENT

         This Agreement extends to January 28, 2002, and from year to year thereafter unless notice of termination is given by either party at least sixty (60) days prior to expiration.

13.      TITLE OF AGREEMENT

         This Agreement shall be known as the AFTRA/WTOV-TV Minimum Basic Agreement for Newspersons, 1999-2002.

         The Company agrees that the following are the minimum terms and conditions which govern employment of newspersons now or hereafter employed by the Company at Station WTOV-TV.

14.      WORK WEEK

         (A) The work week of a newsperson shall consist of 40 hours in consecutive days within a seven-day period. The Company, at its discretion, may assign newspersons to work on a flexible scheduling basis so as to provide any combination of days and hours worked per day as long as such scheduling results in the employee having at least two consecutive full days off in each week and the required rest between staff stretches. For example, the Company may schedule newspersons for a work schedule of five 8-hour days, four 10-hour days, or a combination of two 12-hour work days with two 8-hour work days. The Company may require the rendition of services for more than 40 hours or more than 5 days in any seven-day period, subject to the payment of overtime as hereinafter provided.

                  Except as noted in Section 7 above, overtime shall be paid for hours worked in excess of 40 in one week or on a daily basis in instances where the newsperson's regularly scheduled work day (i.e., eight hours, ten hours or twelve hours for the individual employee) is exceeded by that employee. Modifications in such flexible scheduling for newspersons shall be in accord with requirements noted in Subjection (e) below and subject to the ten-day advance posting requirement.

         (B) Adequate "prep" time shall be scheduled before on-the-air work.

         (C) The Company agrees to schedule the work week of each newsperson so that his/her two consecutive days off in each week shall permit him/her to be continuously absent from employment not less than fifty-eight (58) hours.

         (D) For payroll purposes only a "week" shall consist of seven (7) consecutive days beginning with the commencement of broadcasting on Monday at 4:30 a.m. Pay day shall be every other Friday.

         (E) All work schedules shall be posted ten (10) days in advance. Unless forty-eight (48) hour notice is received, any employee whose schedule is changed shall receive a penalty payment of five dollars ($5) for the first day changed except for instances of sickness, jury duty, funeral or emergency leave of the employee or other employees, or reasons beyond the control of the Company not known prior to the schedule change cut-off time for prior notification. Mutual agreement of the employee and the Company is excepted.

15.      OVERTIME

         (A) Hours worked by any newsperson in any seven (7) consecutive days starting with the first consecutive day scheduled for the employee in excess of forty (40) hours shall be overtime. Overtime will also be paid on a daily basis for hours worked by employees in excess of their scheduled work day. Overtime shall be paid for at the hourly rate of one and one-half times 1/40 of the respective newsperson's weekly salary.

         (B) The minimum assignment for a newsperson to perform duties on his/her scheduled day off or on a regular work day not contiguous to the regular schedule shall be not less than four (4) hours.

16.      MEAL PERIOD

         The Company shall assign employees a 1/2 hour unpaid meal period in addition to the eight hours worked each day. If the employee is unable to take a 1/2 hour break because of the requirements of the assignment on a particular day, such employee shall be paid for 1/2 hour additional compensation, and will be permitted to eat while on duty.

17.      REST BETWEEN STAFF STRETCHES

         The first staff assignment of any newspersons shall begin not sooner than eleven (11) hours after the conclusion of his/her last staff assignment on the preceding day; except as a result of a change of hours requested by the newsperson, or in the case where a newsperson is scheduled temporarily by reason of the absence (except for vacation) of another staff newsperson, or by reason of an occurrence beyond the control of the Company. In all other cases, an amount computed at the rate of one-half times 1/40th of the newsperson's weekly salary shall, in addition to any other compensation, be paid to the newsperson for all hours worked within the period which ends eleven (11) hours after the conclusion of the last assignment of the preceding day.

18.      STAFF DUTIES

A. For their weekly salary and within the regularly scheduled staff stretch, the following are generally descriptive of the types of duties of each employee category. The listing of these duties should not be interpreted as creating a requirement that all the duties shall be performed during a single staff stretch. Employees shall be given a reasonable amount of time to perform their duties consistent with delivery of a quality product and the efficient operation of the station. Employees in each category may be assigned to perform duties in other categories when needed by the Employer as long as they possess the necessary qualifications and skills to perform such work.

REPORTER:

         1. Initiating, researching, writing and/or reporting of stories, updates, commentaries, special reports, series, documentaries on tape or live.

         2. Establishing and maintaining familiarity with at least the local market and statewide issues, as well as individual and/or best contracts and sources.

         3. Interviewing persons connected with news and public service programs.

         4. Working with other news department employees when in pursuit of and/or editing of news and public service programs.

         5. Rewriting and editing material from outside sources such as wire and network services, satellite feeds, newspapers, public relations material and other agencies or institutions.

         6. Assist the producer and/or photographer in developing ideas for graphics and video effects.

         7. Duties normally associated with desk assistance or assignment editor, including but not limited to assigning stories, gathering, writing and preparation of news material for use by themselves or others.

         8. Record, log and preview newsfeeds from network satellite services and other incoming material on equipment provided the Employer.

         9. Duties normally associated with announcing, including but not limited to, station identifications, promotion and public service announcements in accordance with past practice.

         10. Putting news tapes in, order and deliver to control and answering telephone, and operating teleprompter when those who normally perform those tasks are unavailable.

VIDEOGRAPHER:

         1. Photograph all news related material, live or on tape, edit news related material record, edit and shoot "bumps" and headlines or any other video that appears in news and public service programs.

         2. Working with other news department employees when in pursuit of and/or editing of news and public service programs.

         3. Assist the producer and/or reporter in developing graphics and video effects.

         4. Record, log and preview newsfeeds from network satellite services and other incoming material on equipment provided by the employer.

         5. Oversee and monitor quality control with all news equipment and news vehicles.

         6. Performance of such other duties as news and program requirements of Employer may necessitate including but not limited to, putting news tapes in order and deliver to control, answering telephone, operating teleprompter and other newsroom tasks when those normally assigned to perform such tasks are unavailable.

         7. AFTRA's Jurisdiction over photographing live news outside of the Steubenville studio shall not apply when the switching of cameras is required.

ANCHOR/REPORTER/PRODUCER

         1. Anchor live or taped newscasts and other news and public service programs.

         2. Produce newscasts, oversee the newsroom in the absence of News Director, Assistant News Director or Executive Producer/Assignment Editor when assigned.

         3. Assignments related to the development and preparation of newscasts, public service, elections and other local programs, updates, cut-ins or bulletins.

         4. Substitute for a sports or weather anchor/reporter when regular coverage is not available provided that Company has made a good faith effort to obtain a replacement.

         5. Perform all duties described for reporters when regular coverage is not available.

         6.       Attend promotional events on behalf of the Station up to six
                  (6) per contract year.

WEATHER AND SPORTS ANCHORS:

         1. Handle assignments normally covered by reporter, anchor/reporter/producer.

         2. May be assigned to any weather and/or sports related programs or events as deemed necessary by the employer.

         3. Perform all duties described for reporters, anchors or producers when regular coverage is not available.

         4.       Attend promotional events on behalf of the Station up to six
                  (6) per contract year.

PRODUCERS

         1. Coordinate newsroom, reassign late breaking stories, write and edit all material for news and public service programs or related programs, prepare all rundowns and other material related to news programs.

         2. Perform all duties described for reporters and anchor/reporter/producer when regular coverage is not available.

B. A newsperson who on certain days performs the duties of a lower paid category shall not suffer a reduction in his/her rate of pay. Additionally, a newsperson who performs the duties of a higher paid category for ten consecutive work days shall thereafter receive the higher category rate of pay for such additional days in which he or she performs such work in that assignment.

C. Any news anchor required to Produce as well as appear on a program will begin his/her shift at least three (3) hours prior to the program.

19.      HAZARDOUS WORK AND ASSIGNMENTS

         Without his/her consent, no newsperson shall be required to work under conditions where there exists immediate imminent danger of bodily harm. If such a condition exists, the newsperson shall call management to discuss the situation as soon as they are out of such imminent, immediate danger.

20.      TRAVELING TIME AND EXPENSE

         A proper allowance shall be included in the elapsed time for necessary traveling time to and from remote points on location assignments, and time spent at remote points to which a newsperson may be assigned by the Company, it being understood and agreed that not less than eight
         (8) elapsed hours shall be credited to such newsperson for each day spent in transit and/or at such remote points on such assignment. No other payment shall be required for time spent in traveling when sleeping accommodations are furnished at remote points. The Company will pay all reasonable, ordinary and necessary out-of-town traveling expenses actually incurred as authorized and upon proper vouchers as required by the Company. The Company will provide coach air transportation on all flights. When the newsperson with the consent of the Company uses his/her own car, he/she shall be paid the WTOV mileage rate (to be increased if the Company's rate increases), parking expenses and tolls. Those newspersons assigned to Wheeling shall receive payment for parking his/her own car, provided they have obtained management's approval as to price and location.

 21.     VACATIONS AND HOLIDAYS

A.       VACATIONS:

         1. Newspersons in the bargaining unit will be able to earn and utilize vacation leave in the same year.

         2. Newspersons will receive the vacation allotments as provided below:

                  1 - 5 years of employment as of January 1             2 weeks
                  6-15 years of employment as of January 1              3 weeks
                  More than 15 years of employment as of January 1      4 weeks

                  Additionally, newspersons who are eligible to receive four
                  (4) weeks vacation may elect to take 3 weeks of and be paid an additional week's pay on an agreed upon "sell-back reimbursement basis."


         3. New bargaining unit full-time employees hired after the commencement of the contract shall be entitled to vacation, sick leave and personal day usage based upon schedules which will take into account the new employee's commencement of employment and pro-rated leave benefits. This schedule shall be determined by the parties' representatives.

         4. The Employer shall have the right to adjust and deduct from a departing employee's final paycheck(s) any amounts representing such leave taken during the year when the departure date is such that the employee has already exceeded the pro-rata paid leave time allowed. (For example, an employee is entitled to four weeks vacation leave and takes all vacation prior to departure of June 30 in a calendar year. In such case, since the employee had completed less than 1/2 year of service but had taken a full year's worth of vacation credits, the employer may withhold two weeks salary from the employee's final paycheck(s).

         5. Newsperson shall advise the Company of their vacation period preference no later than March 7 of each year. Vacation weeks shall coincide with the normal work week (i.e., five (5) work days plus the regular two (2) days off) and shall be scheduled and taken at any time of the year, subject to management's right to place limitations on vacations during rating periods. Newspersons shall have the choice of vacation periods in order of their seniority in the newsroom during non-rating periods. Vacation must be used during the year it is earned.

         6. Part-time newspersons shall receive vacation pro rated based on their normal work schedules.

B.       HOLIDAYS:

         1. Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and New Year's Day shall be paid holidays. In addition, each full-time Employee who has satisfied his probationary period shall be entitled to one (1) personal holiday each contract year. Effective January 29, 2000, such employees will receive one (1) additional personal holiday (for a total of two (2) personal holidays) for each year of this Agreement. The Employee shall be required to give at least two (2) weeks' advance notice of his intention to take such a holiday and it shall be subject to operating requirements as determined by the Company. Any newsperson who is required to work on such holidays, full-time or part-time, will be paid at double time for the hours worked or by mutual agreement, can receive another day off with pay. Any newsperson who is on vacation when such holiday falls on one of his/her normally scheduled work days will be given one (1) additional day of vacation. Any employee not scheduled to work on a holiday listed above shall be paid an extra day's pay in lieu of the holiday or be given a day off with pay, at management's option.

                  Any newsperson, full-time or part-time, performing work on the above holidays outside his/her basic work week will be paid at double time for the hours worked.

                  Each newsperson may elect to forego the holiday pay for working on the holidays named above and to substitute days off with pay for each day so selected at another time, said day(s) off to be mutually agreeable to the Company and the newsperson, with the newsperson required to give fifteen (1
                  5) days notice for any such day(s), whether single days or collective days. The Company shall approve or reject such requests within seven (7) days.

         2. Part time newspersons shall receive holidays pro rated based on their normal work schedules.

22.      TERMINATION OF EMPLOYMENT

         (A) No permanent employee covered by this Agreement shall be suspended, demoted or dismissed without just and sufficient cause. Newspersons employed under personal services contracts may be subject to other written provisions relating to separation from employment and/or discharge. Except where employment is terminated for just cause, resignation or retirement, the Company shall give any newsperson who has completed his or her probationary period notice of layoff of at least two weeks or pay in lieu thereof and one week of severance pay for each complete year of service, up to a maximum of 12 weeks.

         (B) A newsperson employed under an individual agreement providing for compensation in excess of the minimum they would receive under this Agreement may be discharged at the termination of the individual agreement upon the Company releasing him/her from any non-compete provision that may exist in the individual agreement and payment of notice and severance pay as described above. The Company may offer continued employment with compensation less favorable than the expired personal agreement, but in that event the newsperson could opt to decline such an offer and the newsperson would be considered to be discharged.

         (C) The severance formula noted above in Section (a) shall not apply to employees working under personal services contracts which have more favorable provisions for severance compensation and notice regarding expiration and non-renewal.

         (D) The Company will pay any newsperson for unused vacation and accrued holiday time at the time of termination provided the newsperson has given the Company two weeks notice of his/her resignation, if the termination occurs as a result of the newsperson's resignation.

         (E) The Company agrees not to discriminate against any newsperson because of any claim made by him/her or submitted by him/her to AFTRA respecting this Agreement by the Company.

23.      LAYOFFS

         Should it become necessary due to economic reasons to lay off a newsperson, seniority shall be considered first, provided that qualifications, ability, suitability and past work record may also be taken into consideration. This provision shall not be used to undermine the principle that terminations shall be for just cause, unless caused by economic reasons. Such laid off employee shall be entitled to all benefits of the termination clause herein. If thereafter for a period of six (6) months, a vacancy occurs in his/her job classification, the Company shall notify the newsperson laid off and such newsperson will be re-employed according to his/her seniority status at the time of layoff, provided he/she responds to the layoff notice within two (2) weeks. However, if an employee is recalled, he shall begin a new severance pay accrual from the date of recall.

24.      LEAVE OF ABSENCE

         Any employee with one (1) or more years of service shall, for valid health reasons, be granted a leave of absence not to exceed six (6) months, provided such leave of absence is approved by the Company. An approved copy of such leave of absence shall be furnished the employee by the Company. Upon the return of an employee from a leave of absence, he/she shall be re-employed in the position held immediately preceding such leave, provided such still exists; otherwise he/she shall be re-employed in a position as nearly the same as practicable, or if no such position is available, shall be laid off and be eligible for recall for the following six (6) months. In computing the employee's seniority, except as it pertains to wages and vacation accrual, such leave of absence shall be credited the employee as time worked. The employee will not be permitted to perform outside work or receive wages or remuneration during the time of leave of absence.

25.      FAMILY AND MEDICAL LEAVE

         (A) An employee who is pregnant may work so long as her physician certifies that she is fully able to perform her normal duties. Periods of disability associated with pregnancy and childbirth shall be treated in the same fashion as illness.

         (B) Child rearing leave and other leave required by the Family and Medical Leave Act shall be granted in accordance with the provision of that ACT.

         (C) In the event a newsperson has utilized unpaid family illness leave (or has used accumulated vacation leave for such a purpose) in excess of five consecutive work days, he or she may thereafter utilize up to a maximum of five days of his or her accrued paid sick leave for such continuing family illness leave.

26.      RE-EMPLOYMENT AFTER MILITARY SERVICE

         Any newsperson who enlists or is drafted into active military service of the United States shall be granted a leave of absence for the period of such military service (but not to exceed the period required by draft or one enlistment). Such newsperson who thereafter (1) receives a certificate or other evidence of honorable discharge under the laws of the United States and (2) is, at time of discharge or completion of such military service, qualified to perform the duties of the position of employment which he/she left, and (3) makes application for re-employment within ninety (90) days, after he/she is relieved from such military service, shall be restored by the Company to the position which he/she left or to a position which is of like seniority status and pay within the bargaining unit covered by this Agreement at Television Station WTOV-TV where he/she had been employed and with the seniority accumulated during service unless the Company's circumstances have so changed as to make it impossible or unreasonable to do so.

27.      OUTSIDE EMPLOYMENT

         Newspersons shall be permitted to engage in outside employment and activities which do not interfere with the performance of their duties or obligations to the Company so long as they notify the Company in advance, and so long as they are not employed by radio, television, cable or other communication companies that compete with the Company.

         Newspersons serving under personal services contracts may be subject to limitations or restrictions regarding outside employment or off-premises activities as contained therein consistent with the above.

28.      SICK LEAVE AND FUNERAL LEAVE

         A. New employees hired during the calendar year shall, upon completion of their probationary period, be entitled to pro-rata sick leave for the remainder of their first calendar year of employment. Thereafter, such employees shall be entitled to eight (8) days sick leave credit on an annual basis.

                  All other full-time employees who have completed their probationary period will receive eight (8) days sick leave credit per calendar year. Sick leave earned but not utilized will accumulate from year to year, up to a maximum of twenty
                  (20) days.

         B. Pay allowance will be paid for sickness of employees incapacitating them for work. Upon the Company's request, a doctor's certificate must be presented before pay will be allowed.

         C. Pay allowance will be paid up to three (3) days for death and funerals in the immediate family. This includes brother, sister, father, mother, son, wife, husband provided the Employee attends the funeral.

         D. Pay allowance will be paid for one (1) day for attending a funeral for mother-in-law, father-in-law, sister-in-law, brother-in-law, grandmother or grandfather.

         E. Pay allowance will be paid only for 3 days missed that are regular scheduled workdays for the Employee.

29.      JURY DUTY

         Any newsperson with one or more years of service called for jury duty or subpoenaed to appear as a witness at a trial, shall be granted time off to attend to such responsibilities. The Company shall pay the difference between any jury pay or witness fee received and the newsperson's regular salary, up to maximum of five (5) days per year.

30.       HEALTH BENEFITS


                  The Company shall continue to provide for existing full-time newspersons and their dependents such hospitalization coverage, major medical coverage, life, vision, dental coverage, short-term and long-term disability insurance as is provided through the Smith Health Insurance Plan also known as the STC or Sunrise Health Plan. The Company shall pay 75% and the employee shall pay 25% of such increases in the costs for individual or dependent coverage. The Employer shall be free to change carriers and alter, amend or discontinue such plans so long as it does not discriminate between the newspersons and the non-bargaining employees with regard to such benefits.

                  Existing full-time newspersons employed prior to January 3, 1996, shall have the option to continue their enrollments in such HMO plans as were in force and which remain available at the employee contribution rate of $26.50 per pay period for dependent coverage; and $4.15 per pay period for single coverage. Future cost increases shall be divided in the same manner as with the Smith Plan (75% Company, 25% Employee), except that in no event shall the dollar amount of the Company's share of such increase in the HMO cost exceed the Company's share of dollars paid for the increase in the above described Sunrise Plan in any year.

                  Additionally, should employees elect to continue participation in such HMO's, the employer will provide a special life insurance plan to supplement the HMO plan wherein the employee will receive term life insurance coverage with a death benefit computed at the rate of one and one-half times his or her annual salary, to a maximum of $200,000. The total cost of such additional life insurance protection shall be borne by the employer.

                  Employees hired after January 3, 1996, who qualify as full-time newspersons shall receive the health insurance plans noted above and will be eligible for the HMO option. Such employees hired after January 3, 1996, shall pay the same employee contribution rate of $96.35 per pay period for dependent coverage and $17.97 per pay period by single coverage . If an existing employee returns, for the purpose of enrollment, to the Smith plan after leaving, he or she shall be responsible for the employee contribution rate as determined for new employees entering the Smith Sunrise Plan.

31.      DEFERRED INCOME PLAN

                  The parties acknowledge that they have negotiated concerning retirement and deferred income plans and have agreed to modify that participation in a Section 401(k) plan offered by the Company will be made available in accordance with the following contribution schedule:

                  Employees may contribute in accordance with Plan rules and regulations. The employer agrees to provide matching contributions in the total amount of 3% annually during the term of this Agreement for employees who choose to contribute.

32.      SALARIES

         The minimum weekly salary for newspersons in the categories listed shall be as follows:

                              MINIMUM WEEKLY ENTRY
                        LEVEL SALARIES FOR NEW EMPLOYEES
                         (HIRED AFTER JANUARY 29, 1999)


         CLASSIFICATION                         EFF. 1/29/99      EFF. 1/29/2000       EFF. 1/29/2001
------------------------------------            ------------      --------------       --------------
         ANCHOR/PRODUCER                            365                 378                  391

WEEKEND NEWS, SPORTS, WEATHER ANCHOR                300                 311                  322

        REPORTER/PRODUCER                           290                 300                  311

          VIDEOGRAPHERS                             280                 290                  300

                               EXISTING EMPLOYEES

    Existing employees shall receive compensation increases as noted below.

                          EFFECTIVE UPON RATIFICATION

                  If an employee, as of January 28, 1999, was earning less than $7.00 per hour, such employee shall receive the greater of an increase to $7.00 per hour plus four percent (4%) added to his or her wage rate. Except as noted below or as set forth in a signed memorandum supplementing this Agreement, all other employees shall receive a four percent (4%) increase.

                           EFFECTIVE JANUARY 29, 2000

                  All employees shall receive a three and one-half percent (3.5%) increase.

                           EFFECTIVE JANUARY 29, 2001

                  All employees shall receive a three and one-half percent (3.5%) increase.

         The Station may hire or promote newspersons based upon combinations of duties of positions.

STORY FEES

         The Reporter and Photographer responsible for a story that is sold by the station shall receive in the aggregate one-half (1/2) of the fee received by the station. The employee's portion of the story fee will be paid after each calendar quarter newsperson provided he was actively employed by WTOV-TV at the last day of the quarter.

33.      PART-TIME NEWSPERSONS

         (A) Part-time newspersons shall be compensated at one-fortieth (1/40th) of the weekly salary for each hour worked.

         (B) A part-time newsperson shall be paid for a minimum four (4) hours for any day he/she is called to work.

         (C)      In the event a part-time newsperson works more than forty
                  (40) hours in any workweek or more than eight (8) hours per day, he/she shall be paid overtime for all such excess hours. Payment shall be computed in not less than ten (10) minute units.

         (D) Termination of employment benefits of a part-time newsperson shall be based on a proportionate basis of that payable to a full-time newsperson.

         (E)      The Company may employ one part-timer for three full-timers.

         (F) Regular part time employees who are regularly scheduled for 32 or more hours per week will be eligible for health and insurance benefits on the same basis as full-time employees.

         (G) Part-time newspersons regularly scheduled to work thirty (30) hours or less per week shall receive pro-rated vacation leave and shall also receive pro-rated sick leave up to a maximum of five (5) days per year.

34.      NOTIFICATION TO AFTRA

         The Company will furnish AFTRA with the names and addresses of all newspersons within fifteen (15) days of hire or termination.

35.      PERFORMANCE BY NONBARGAINING UNIT PERSONNEL

         The Company and AFTRA agree on the principle that persons not covered by this Agreement shall not perform any duties listed of their working time except that interns working at the station, temporary employees for up to ninety (90) days of employment by the station or such period as may be agreed upon pursuant to 1(b) , and the News Director and either the Asst. News Director/Executive Producer or the Assignment Editor/Executive Producer shall be subject to no limitation provided that their performance of such duties is consistent with past practice except that either the Asst. News Director/Executive Producer or the Assignment Editor/Executive Producer shall be permitted to report up to five stories per week.

36.      CHECK-OFF

         The Company agrees to deduct from the wages of employees initiation fees and dues required by the union upon notification from the union of the amounts due, provided the Company receives from each such employee on whose account such deductions are to be made, an individually signed check-off authorization form lawful under the Labor Management Relations Act, as amended. Such check-off forms shall be irrevocable during the term of this Agreement or for one year, whichever occurs sooner. Such deductions shall be made from the first payday each month and forwarded promptly to AFTRA-Pittsburgh, 625 Stanwix Street, Pittsburgh, PA 15222.

37.      TRANSFER OF OWNERSHIP

         The parties agree that if the Company should transfer or assign the operation of the station to any third party or parties during the term of this Agreement as a result of any action of any governmental agency immediately affecting the Company's operation of WTOV-TV or because of involuntary transfer or assignment, the Company need not require the transferee or assignee to assume the obligations of this Agreement, and if the transferee does not assume such obligations, the Union and its members shall be free of all obligations hereunder; but all other cases of transfer or assignment of WTOV-TV shall require the transferee or assignee to assume, for the benefit of the Union and its members, the obligations of this Agreement, and the Company shall be required to pay Employees for any vacation earned, but not taken under this Agreement, and any other compensation due.

38.      COMPLETE AGREEMENT

         The parties hereto acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining. Thus, the understandings and agreements arrived at by the parties after the exercise of such rights and opportunities are set forth in this Agreement, which document constitutes the entire Agreement between the parties and concludes collective bargaining for its term. Therefore, except as provided in this Agreement, the Company and the Union for the life of this Agreement each voluntarily and unqualifiedly waives the right, and agrees that the other shall not be obliged to bargain collectively with respect to any subject or matter referred to or covered in this Agreement or with respect to any subject or matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both parties at the time that they negotiated or signed this Agreement.

         It is further understood by both parties that this Agreement supersedes any and all prior agreements, past practices, or understandings, either written or verbal, that are inconsistent with or in conflict with the terms of this Agreement.

         Should any part of provision of this Agreement be rendered or declared illegal or invalid by any decree of a court of competent jurisdiction or by decision of any authorized government agency, the remaining, unaffected part(s) or provision(s) of this Agreement shall not be affected thereby and shall remain in full force and effect. However, in such a contingency, the parties shall meet promptly and negotiate with respect to substitute provisions for those part(s) or provision(s) rendered or declared illegal or invalid.

39.      LAWS OF OHIO

         This Agreement, made, executed and delivered in the City of Steubenville, Ohio, shall be governed by the laws of the State of Ohio.

40.      RATIFICATION

         This Agreement is subject to ratification by the AFTRA National Board and the President of STC Broadcasting Co., and shall not become effective or binding upon the parties until so ratified and countersigned by the National Executive Secretary of AFTRA, and the President of Smith Broadcasting Group, Inc.

ACCEPTED AND AGREED TO:                   ACCEPTED AND AGREED TO:



AMERICAN FEDERATION OF                    STC BROADCASTING CO.
TELEVISION & RADIO ARTISTS,               WTOV-TV
PITTSBURGH LOCAL

By: /s/ Mark Wirick                       By: /s/ Timothy S. McCoy
   ----------------------------------        ----------------------------------
        Local Executive Secretary                 Station Manager


APPROVED AND RATIFIED:                    APPROVED AND RATIFIED:


By: /s/ Bruce A. York                     By: /s/ David A. Fitz
   ----------------------------------        ----------------------------------
        AFTRA National Executive                  STC Broadcasting Co.



Dated:  3/9/99                           Dated:   March 23,1999
      -------------------------------           -------------------------------